Exhibit 99.1

Oct. 30, 2003

DTE ENERGY REACTS POSITIVELY TO IRS ANNOUNCEMENT

     DETROIT — DTE Energy (NYSE:DTE) officials today stated that Wednesday’s announcement by the Internal Revenue Service (IRS) that it has resumed its long standing practice of issuing private letter rulings (PLRs) for synthetic fuel facilities is a positive development. Company officials said they are pleased that the uncertainty created by the recent IRS review of synthetic fuel chemical change testing procedures has been eliminated.

     The company believes its synthetic fuel facilities currently meet the new, more stringent sampling and data/record retention requirements announced by the IRS for issuance of PLRs and it expects to receive PLRs in the near term as the IRS resumes its synthetic fuel ruling practice.

     The company also stated it would continue its efforts to sell interests in a number of its synthetic fuel projects, now that the issuance of PLRs has resumed.

     DTE Energy will assess the impact of Wednesday’s announcement of the resumption of PLR issuance on current production levels at its synthetic fuel facilities. Production levels could be increased or decreased depending on various factors, including the sale of interest in its synthetic fuel facilities or changes in taxable earnings.

     DTE Energy operates nine synthetic fuel production facilities, seven of which are wholly owned. Synthetic fuel facilities chemically change coal, including waste and marginal coal, into a fuel used at power plants and other industrial facilities.

     DTE Energy is a Detroit-based energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating companies are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

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This news release contains “forward-looking statements” that are subject to risks and uncertainties. They should be read in conjunction with the forward-looking statements in DTE Energy’s 2002 Form 10-K Item 1 (incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

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Lorie N. Kessler	Scott Simons
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